UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

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NVE Corporation
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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders:

 The COVID-19 pandemic had a significant impact on our business the past fiscal year, especially in the first half. Thanks to the dedication and resourcefulness of our employees, suppliers, and distributors, NVE continued operating effectively despite the pandemic. Revenue recovered in the second half of the fiscal year, and the third quarter was our best in two years.

Operating Through the Pandemic
My letter last year covered the impacts of the start of the COVID-19 pandemic, but as I write this letter there is a light at the end of the tunnel. Tough times show what we are made of, and we have seen the dedication and resourcefulness of NVE employees, and the tenacity of our managers and leaders.

As the world gets back to normal, people who needed pacemakers and hearing aids still need them, and automated factories are more important than ever. We believe our future is bright, so we have preserved our workforce, continued to invest in new-product development, and paid generous dividends.

Meeting Customers Again
We look forward to in-person events. Sensors Expo, billed as North America’s largest event dedicated to sensors, connectivity, and the Internet of Things, is scheduled for September in San Jose. We plan to exhibit, and our folks are champing at the bit to get in front of customers again.

A Productive Year for Product Development
Fiscal 2021 was a productive year for product development. We launched a number of new products in the past year, including:
    • New smart sensors for more versatile connectivity to the “Industrial Internet of Things”;
    • Ultraprecise Tunneling Magnetoresistance motion sensors for robotics and factory automation;
    • Several families of ultraminiature DC-to-DC convertors to transmit power as well as data in industrial networks and cars;
    • Improved couplers with best-in-class Common-Mode Transient Immunity for more efficient power control;
    • High-field magnetic sensors and switches for MRI-tolerant medical devices;
    • High-sensitivity magnetic switches for rechargeable devices such as over-the-counter hearing aids and smart audio devices.

Our growth strategy centers on the “Industrial Internet of Things,” which could enable a new wave of factory and warehouse automation. Our devices control the robots and mechatronics that power modern factories for safer, more efficient manufacturing. Our other major target market is sensors for safer, more effective medical devices. Please visit our Website or YouTube channel for information on these remarkable new products and demonstrations of their unique features and benefits.

Extended Supply Agreements
We are proud that top medical suppliers such as Abbott’s Pacesetter subsidiary and Sonova AG rely on our products for their life-changing devices. Abbott is a leading implantable medical device supplier, and Sonova is a world leader in hearing care. In the past year we extended our Supplier Partnering Agreement with Abbott and we plan to negotiate a long-term extension to our Agreement. In early 2020, we also extended our Supply Agreement with Sonova through March 31, 2025.

Putting Shareholders First
Despite the impact of the pandemic, we continued to aggressively return cash to enhance your shareholder value. We have paid well over $100 million since starting dividends in 2015, and we repurchased some of our stock in each of the past two fiscal years.

Unfortunately we won’t be able to meet shareholders in person at our Annual Shareholder’s meeting as we had for many years before the pandemic. We invite you to call in to our virtual annual meeting and visit our Website or YouTube channel to see new product demonstrations. We look forward to meeting you and showing you our products in-person next year.

Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements used in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC. Actual results could differ materially from the information provided, and we undertake no obligation to update forward-looking statements.